Exhibit 99.1

WABCO Appoints Jean-Paul Montupet to Board of Directors, Further

Diversifying Board’s Experience

BRUSSELS, Belgium, April 3, 2012 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today announced that on March 28, 2012 its board of directors increased the size of the board to 10 members and appointed Jean-Paul L. Montupet to fill the new position. Mr Montupet’s appointment is effective as of April 1, 2012.

Mr Montupet is Executive Vice President at Emerson (NYSE: EMR), a global leader in technology and engineering that serves industrial, commercial and consumer markets. Mr Montupet is responsible for the Industrial Automation Business and President of Emerson Europe. Mr Montupet is also Non-Executive Chairman of PartnerRe (NYSE, Euronext: PRE), a leading global reinsurer. In addition, Mr Montupet is a director of Lexmark International (NYSE: LXK), a leading provider of imaging products and services.

“This appointment will further diversify our board’s global experience as we continue to pursue our three-pillar strategy of technology leadership, globalization and excellence in execution,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “Jean-Paul Montupet has extensive engineering knowledge and multicultural management experience as we continue to globalize our passion for innovation.”

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and control systems for the safety and efficiency of commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability and transmission automation systems supplied to the world’s leading commercial truck, trailer and bus manufacturers. With sales of $2.8 billion in 2011, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Media contact

Tobias Mueller, +49 69 7191 6834, tobias.mueller@klenkhoursch.de

Investors and analysts contact

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com